EXHIBIT 3

                Physician Computer Network, Inc.
                     1200 The American Road
                 Morris Plains, New Jersey 07950



                                                     May 28, 1996


Wismer-Martin, Inc.
N. 12828 Newport Highway
Mead, Washington 99021-9988
Attention: Chief Executive Officer

Gentlemen:

          This letter will confirm the proposal of Physician
Computer Network, Inc. ("PCN") for PCN to acquire all of the issued and outstanding capital stock of Wismer-Martin, Inc. (the
"Company") through a merger of a subsidiary of PCN with the Company or similar transaction (any such transaction referred to as the "Transaction").

          1. The Merger. The Merger Agreement (as hereinafter defined) will provide that, at the closing of the Transaction (the "Closing"): (i) the Company will become a subsidiary of PCN; and
(ii) the holders of the common stock of the Company (the "Company Stock") and all other issued and outstanding securities of the Company which are, with or without the payment of consideration, convertible into, or otherwise exchangeable or exercisable for, any capital stock of the Company, will be entitled to receive an aggregate of (x) $1,980,000 in cash and (y) 935,000 shares of common stock of PCN ("PCN Common Stock") (in each case, subject to appropriate reduction for shares of the Company Stock with respect to which appraisal or dissenters rights are perfected under applicable law); provided, however, that, in the event that on the third business day prior to the Closing (the "Trigger Date") the aggregate Market Price (as hereinafter defined) of 935,000 shares of PCN common stock is: (i) less than $9,350,000, the aggregate number of shares of PCN Common Stock issuable by PCN in connection with the Transaction shall be increased to a number of shares of PCN Common Stock having an aggregate Market Price on the Trigger Date equal to $9,350,000; or (ii) more than $11,453,750, the aggregate number of shares of PCN Common Stock issuable by PCN in connection with the Transaction shall be decreased to a number of shares of PCN Common Stock having an aggregate Market Price on the Trigger Date equal to $11,453,750. The parties agree that it is their mutual intention that the receipt by the Company's shareholders of PCN common stock in connection with the Transaction be treated as a tax-free exchange for Federal income tax purposes.

          As used herein, the "Market Price" of PCN Common Stock shall be deemed to be the average of the closing sale price of shares of PCN Common Stock as reported on the NASDAQ Stock Market during the fifteen (15) trading days immediately preceding the date of the determination.

          2. Board of Directors Approval. The Company represents and warrants to PCN that the Board of Directors of the Company has approved the basic terms of the Transaction as described herein and authorized and directed the officers of the Company to: (i) execute and deliver this letter of intent by and on behalf of the Company; and (ii) negotiate the terms and conditions of the Merger Agreement, as described herein.

          3. Financial Statements. The Company agrees to deliver to PCN, as soon as available, audited financial statements of the Company for the nine month period ended March 31, 1996 (the "Audited Statements"). The Company will also deliver to PCN, as soon as available, monthly statements in respect of each month ending following March 31, 1996. The Company agrees to use its best efforts to cause the Audited Statements to be finalized and delivered to PCN as soon as possible.

          4. No Solicitation. The Company agrees, for the benefit of PCN, that, from and after the date of this Letter for so long as this Letter remains in effect, neither the Company nor any officer, director, employee, or other person with actual or apparent authority to act on behalf of the Company will, directly or indirectly, solicit or discuss with any potential third party buyer any proposals with respect to the sale to any third party (whether by way of a merger or otherwise) of all, or any substantial part of, the Company Stock, the Company, the assets of the Company (the "Assets") or the Company's business, provide any information relating to the possible sale of the Company Stock, the Company, the Assets or the Company's business, to any potential third party buyer, or disclose to any potential third party buyer the fact that the Company is, or the Stock or Assets and the Company's business are, for sale, generally. The Company acknowledges to PCN that the Company is unique and that PCN shall have the right, in addition to any other rights it may have, to specific enforcement against the Company of PCN's rights under this Section 4.

          5. Conduct of Business. So long as this Letter remains in effect, the Company shall: (i) conduct its business only in the ordinary course (and consistent with past practices), (ii) not pay any distribution or other compensation (whether by way of dividend, payment of debt, management fee or additional compensation transactions) to the stockholders of the Company or any entity in which any affiliate of such stockholders has an interest (other than, consistent with past practice, to stockholders who are employees of the Company); (iii) not grant any executive salary adjustment or bonus other than pursuant to compensation programs existing on the date hereof and not enter into any employment contracts or amendments to existing employment agreements other than offers of at-will employment to non-management personnel; (iv) not make any material capital expenditures or material disposition of the Company's equipment or other assets (tangible or intangible) or other material transactions involving the Company; (v) use its best efforts to maintain its employee work force at its present level and composition and to make no adjustment in wages or hours of work, nor enter into any union contract or adopt any new pension, benefit or severance plan, except in the ordinary course of business consistent with past practice; (vi) disclose the terms of this Letter or the fact that negotiations regarding the Transaction are taking place only to the Company's employees on a need to know basis; (vii) if requested by PCN, assist PCN in securing the continued employment by the Company or PCN, as the case may be, of those employees of the Company identified by PCN; and (viii) account for all transactions and business of the Company in accordance with generally accepted accounting principles, consistently applied and consistent with past practice. The Company shall promptly notify PCN in the event the Company fails to conduct its business in the manner provided for in this paragraph 5.

          6. The Merger Agreement. As soon as reasonably practicable after the acceptance of this proposal by the Company, PCN's counsel will prepare the definitive merger agreement (the
"Merger Agreement"). The Merger Agreement shall, among other things:

               (a)  describe with greater particularity the
     Transaction, including, without limitation, the mechanics thereof and the consideration to be paid by PCN with respect thereto;

               (b)  contain appropriate representations and
     warranties from the Company, including without limitation, as to: (i) the financial condition, properties, liabilities, businesses and financial statements of the Company, in each case where appropriate, relating to the Company as a whole;
     (ii) the Company's right and title to the Assets, including, without limitation, all intellectual property owned by the Company; (iii) the nature of all copyrights and other intellectual property owned or used by the Company and the fact that such copyrights and intellectual property does not infringe on the intellectual property rights of others; (iv) the nature and identity of any liens or encumbrances covering the Assets; and (v) the nature of the Company's pension plans and the compliance of those plans with the requirements of ERISA;

               (c)  contain provisions for reciprocal
     indemnification providing, among other things, for indemnification for any loss arising as a result of a breach of any representation or warranty contained in the Agreement;


               (d)  contain the agreement of the Company to
     promptly seek the approval of its shareholders to the Merger
     Agreement and the Transaction; and

               (e) contain such other terms and conditions as are customary and normal in a transaction of this type.

The Agreement shall be consistent with this Letter and otherwise on terms reasonably satisfactory to PCN and the Company.

          7. Conditions. Consummation of the Transaction will be subject to, and where applicable the Merger Agreement will contain, the following conditions:

               (a) there shall have been no material adverse change in the Company's business, operations, financial condition or prospects from June 30, 1995 to Closing;

               (b) that PCN shall have received (in form and substance reasonably satisfactory to PCN) reports and opinions on such legal and other matters in connection with the transactions as PCN deems pertinent;

               (c) that the Company shall have delivered the Audited Statements;

               (d) that prior to the Closing, the Company shall not have changed the nature of its business, and shall have operated only in the ordinary course;

               (e) that all of the representations and warranties of the Company, the stockholders (if applicable) set forth in the Agreement are true and correct in all material respects prior to the Closing;

               (f) that all of the covenants and agreements of the Company and the stockholders (if applicable) shall have been satisfied on or prior to the Closing;

               (g) that on or prior to the Closing Date, certain affiliates, stockholders and employees identified by PCN shall have delivered non-competition agreements, in form satisfactory to PCN, to PCN;

               (h) that the Transaction shall have been approved by the requisite number of shareholders of the Company as is required under applicable law (and prior to the Closing the Company shall use its best efforts to obtain such approval);

               (i) that all required consents and approvals shall have been obtained and all necessary filings shall have been made and, where necessary, become effective, including, without limitation, any approval required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended;

               (j) that a Registration Statement on Form S-4 covering the common stock to be issued by PCN in connection with the Transaction shall have been declared effective by the Securities and Exchange Commission;

               (k) that shareholders of the Company holding no more than 5% of the Company's issued and outstanding Company
     Stock shall have perfected their appraisal or dissenter rights under applicable law; and

              (l) that, contemporaneously with the execution of the Merger Agreement, the Company shall have obtained and delivered to PCN "lock-up" letters from the Company's affiliates (as such term is defined in the Securities Act of 1933, as amended) placing such restrictions on the purchase and sale by such affiliates of the Company's and PCN's capital stock as PCN may reasonably request (which lock-up letters shall be in a form reasonably acceptable to PCN);

          8. Due Diligence. PCN's obligations to enter into the Merger Agreement are subject to the approval thereof by PCN's board of directors and completion of a due diligence investigation with respect to the Company's Assets, liabilities, business and capitalization, as well as the Company's financial condition and prospects generally, and to PCN being satisfied, in its sole discretion, with the results thereof, which due diligence investigation will commence promptly after the execution and delivery of the Letter by the Company. In this connection, the Company hereby authorizes PCN and such staff, consultants and experts as PCN deems necessary or desirable, upon reasonable prior notice to the Company, to make reasonable visits to the Company's facilities during normal business hours and, on such occasions, to have full access to the Company's books and records and staff.

          9. Confidentiality. PCN and the Company agree to hold all information heretofore or hereafter obtained from the other or such party's advisers or agents about the other in strict confidence and to use the information so obtained only for the purpose of evaluating the Transaction contemplated by this Letter and the Letter Agreement, except as otherwise required by law; provided that, prior to any disclosure required by law, the disclosing party notifies the other party in order to provide such other party with an opportunity to take all appropriate action to avoid or limit disclosure to the extent consistent with legal obligations. If no Merger Agreement is reached or, if reached, is thereafter terminated, each party agrees to return to the other, promptly, all such information provided in written form, as well as all copies thereof.

          10. Duration of this Letter. This Letter shall expire if a counterpart is not executed by you and, as so executed, returned to us, by May 29, 1996. If executed by you, this Letter shall expire on June 30, 1996 if the Merger Agreement has not been entered into on or before that date. The parties shall, in good faith, attempt to enter into the Merger Agreement on or before June 30, 1996.

          11. Publicity. Any publicity relating to this transaction and the method of its release shall be approved by each of PCN and the Company, unless otherwise required by law. To the extent a press release is required by law, PCN or the Company, as the case may be, shall provide the other party with an opportunity to review and comment of such on such press release prior to the distribution thereof. Promptly following the execution and delivery of this letter by PCN and the Company, PCN and the Company shall, in good faith, attempt to agree upon and issue a joint press release regarding the Transaction.

          12. Good Faith. So long as this Letter remains in effect, PCN and the Company shall negotiate in good faith to reach agreement as to the terms of the Agreement as soon as practicable.

          13. Expenses. Whether or not the transactions contemplated in this Letter are consummated, each of the Company and PCN will bear its own expenses for legal, accounting and other professional fees incurred in connection therewith, except as otherwise specifically provided in this Letter or in the Agreement.


          14. Brokers. The Company, on the one hand, and PCN, on the other hand, agree to indemnify and hold the other harmless from any brokerage, finders, investment bankers or financial advisors fees and expenses arising for their respective accounts with respect to the transactions described herein.

          15. Options and Proxies. The parties hereto acknowledge that, contemporaneously with the execution and delivery of this Letter by PCN and the Company, Mr. Ronald Holden, the beneficial owner of 7,679,916 shares of the Company Stock, has granted to PCN options to purchase such shares at any time prior to the earlier of
(x) July 15, 1996 or (y) the date upon which the Merger Agreement is executed, for a cash exercise price per share of $0.81. The Company agrees that, as a condition to PCN entering into the Merger Agreement, the Company shall cause to be delivered to PCN: (i) options to acquire up to 66-2/3% of the Company Stock for a per share exercise price equal to the amount to be paid to the Company's shareholders in connection with the Transaction; and (ii) proxies to vote such shares in favor of the Transaction.

          16. Effect of this Letter. This Letter sets forth the principal terms to be incorporated in and the manner in which we will try to arrive at the Agreement, and is not intended to create any legally binding obligation on the part of any party, except with respect to the obligations under Paragraphs 2, 3, 4, 5 and 8 through 17 while this Letter is in effect and, as to Paragraph 2, 9, 12 and 14, thereafter. If the Merger Agreement is entered into, any obligations of the parties hereto shall terminate, except to the extent expressly reaffirmed in the Agreement.

          17. Counterparts. This Letter may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     If this is acceptable to you, would you please so indicate on the copies of this Letter enclosed herewith, in the space provided.



                         Very truly yours,

                         Physician Computer Network, Inc.


                         By: /s/ Thomas P. Wraback

ACCEPTED AND AGREED
as of this    day of
May 1996

WISMER-MARTIN, INC.

By: /s/ Ronald Holden